Exhibit 4.1

STOCK PURCHASE AGREEMENT

AMONG

chijet motor (usa) company inc., AS BUYER,

Chijet motor company inc., as parent

Too express group inc., AS THE COMPANY,

AND

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN, AS SELLERS.

DATED

February 21, 2025

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 21, 2025 by and among Chijet Motor (USA) Company Inc., a company organized under the laws of the state of Delaware (“Buyer”), Chijet Motor Company Inc., a company organized under the laws of the Cayman Islands (“Parent”), Too Express Group Inc., a company organized under the laws of the state of Delaware (the “Company”) and each of the holders of the Company’s outstanding capital shares named on Schedule A hereto (each, a “Seller”; and collectively, “Sellers”).

RECITALS

Whereas, immediately prior to the Closing, Sellers are the record and beneficial owners of all the issued and outstanding equity interests of the Company (the “Company Shares”), as set forth opposite Sellers’ names in Schedule A.

WHEREAS, Buyer desires to purchase and acquire from Sellers, and Sellers desire to sell and transfer to Buyer, certain Company Shares, as set forth opposite each Seller’s name in Schedule A.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1, unless otherwise defined herein:

Affiliate” means, with respect to any Person (i) a director, officer, stockholder or member of that Person, (ii) a spouse, parent, sibling or descendant of that Person (or spouse, parent, sibling or descendant of any director or officer of that Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that Person.

“Applicable Contract” any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Best Efforts” the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Breach” a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Confidential Information” means all non-public, confidential or proprietary information of the Company, including the Intellectual Property Assets.

“Consent” any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means the purchase of the Shares by Buyer and the other transactions contemplated by this Agreement.

“Contract” any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Encumbrance” any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Exchange Act” the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Future Rights Agreement” an agreement among all parties hereto, setting forth, among other things, the following:

(i) forfeiture restrictions with respect to the Parent Shares based on the following criteria:

(X) if the earnings before interest, taxes, and amortization (“EBITA”) of the Company in 2025 is less than $1,500,000 (the “EBITA Target”) but more than $0, an aggregate number of Parent Shares shall be forfeited pro rata among Sellers as follows:

Number of Parent Shares to be forfeited =

(EBITA Target – actual EBITA in 2025) ÷ 1,500,000 × (9,000,000/Parent Share Price)

(Y) if the EBITA of the Company in 2025 (the “EBITA Target”) is negative, an aggregate number of Parent Shares shall be forfeited pro rata among Sellers as follows:

Number of Parent Shares to be forfeited = 9,000,000/Parent Share Price

(Z) if the Class A ordinary shares of Parent are delisted from the Nasdaq Capital Market within one (1) year from the Closing Date, or if the shareholder equity of Parent as of June 30, 2025, as showing in Parent’s financial statements, is a negative number, the entirety of the Parent Shares shall be forfeited, in which case the parties hereto shall enter into an agreement for the Shares to be returned to Sellers.

“Governmental Authorization” any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

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(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indebtedness” means, with respect to any Person, all liabilities and obligations, contingent or otherwise, in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); and (g) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (f).

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(f) such individual is actually aware of such fact or other matter; or

(g) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is a key employee or is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Change” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the financial condition or results of operations of the Company taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change: (a) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company participates, the United States economy as a whole or the capital markets in general or the markets in which the Company operates; (iii) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Body; (iv) performance of compliance with the terms of, or the taking of any action required by, this Agreement; or (v) national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America; (b) any existing event, occurrence or circumstance with respect to which Buyer has Knowledge as of the date hereof; and (c) any adverse change in or effect on the business of the Company that is cured before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 12.1 hereof.

“NASDAQ” the NASDAQ Stock Market or any of its successor entities.

“Order” any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

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“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(h) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(i) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(j) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Other Agreements” the Future Rights Agreement and other agreements contemplated hereunder.

“Other Subsidiaries” all Subsidiaries of Parent, excluding the Significant Subsidiary and its directly owned Subsidiaries.

“Parent Shares” newly-issued class A ordinary shares, par value $0.0001, of Parent. “Person” any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person” with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

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(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Representative” with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Significant Shareholders of Parent” Euroamer Kaiwan Technology Company Limited and Chijet Holdings Limited, who, as of the date hereof, beneficially own securities of Parent which represent majority voting power of Parent.

“Significant Subsidiary” Baoya New Energy (Shandong) Co,. Ltd., a wholly owned subsidiary of Parent.

“Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

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“Threatened” a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2. SALE AND TRANSFER OF SHARES; CLOSING.

2.1 Shares Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in eighty percent (80%) of the Company Shares (such percentage being subject to adjustments based on the results of the Pre-Closing Due Diligence) (collectively the “Shares” or individually owned and held by each Seller, the “Seller Shares”), as set forth opposite each Seller’s name in Schedule A, free and clear of all Encumbrances.

2.2 Purchase Price The aggregate purchase price (the “Purchase Price”) for the Shares is $40,000,000, payable in the form of 23,255,814 Parent Shares, the value of which the parties hereto agree to be $40,000,000, or $1.72 per share (the “Parent Share Price”), reflecting the 20-day average trading price of the Parent Shares prior to the date of this Agreement, to be issued to Sellers, in the amount set forth opposite each Seller’s name in Schedule A hereto.

2.3 Closing

The purchase and sale (the “Closing”) provided for in this Agreement will take place at such place and on such date as agreed upon by the parties, which may be no later than two business days after the date that all closing conditions set forth in Sections 10 and 11 have been satisfied or waived, or on such other date as Buyer and Sellers shall mutually agree (the “Closing Date”). The Closing may also be consummated electronically or by other means satisfactory to Buyer, Sellers and their respective counsel. The Closing shall be deemed to occur as of midnight on the Closing Date.

2.4 Closing Obligations At the Closing:

(a) Sellers shall deliver to Buyer

(i) Instruments of Transfer. Certificates representing all of the Shares, free and clear of all Encumbrances, duly endorsed in blank or with a fully executed stock power attached, or duly executed instrument of share transfer with respect to the Shares, all in proper form for transfer and in form and substance satisfactory to Buyer;

(ii) Company Records. Evidence showing that the records of the Company have been updated to reflect the transfer of ownership of the Shares from Sellers to the Buyer;

(iii) Corporate Documents. A copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the jurisdiction of its formation, as of a date not more than ten (10) days prior to the Closing Date;

(iv) Good Standing Certificate. Certificate of good standing with respect to the Company, issued by the Secretary of State of the jurisdiction of its formation, as of a date not more than ten (10) days prior to the Closing Date;

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(v) Board Resolutions. A copy of the resolutions of the Company’s board of directors, certified by the secretary of the Company as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder;

(vi) Seller’s Consent. A copy of the consent of each Seller which is not a natural person, authorizing the execution and delivery of this Agreement and the Other Agreements to which such Seller is a party and the performance by such Seller of its obligations hereunder and thereunder;

(vii) Schedule of Indebtedness. A schedule (the “Schedule of Indebtedness) listing all Indebtedness of Parent and the Other Subsidiaries where any single obligation exceeds $200,000 as of the date immediately preceding the Closing Date, duly acknowledged and signed by each Seller;

(viii) List of Bank Accounts. A schedule (the “Schedule of Bank Accounts”) setting forth all the bank accounts maintained by Parent and the Other Subsidiaries, respectively, as of the Closing Date, duly acknowledged and executed by each Seller;

(ix) Commitment of Significant Subsidiary. A copy of certificate of commitment, duly executed by the Significant Subsidiary, where the Significant Subsidiary commits to paying for or otherwise resolving or settling all Indebtedness incurred by itself and its Subsidiaries;

(x) Schedule A Update. A cope of updated Schedule A (the “Schedule A Update”), reflecting adjusted percentage of the Company Shares to be acquired hereunder, duly acknowledged and executed by each Seller;

(xi) Other Documents. All other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 10.6; and

(b) Buyer will deliver to each Seller:

(i) Purchase Price. Electronic confirmation of the deposit of the Parent Shares into an electronic DRS account maintained on behalf of each Seller by Parent’s transfer agent;

(ii) Resignations and Election. Resignations effective as of the Closing Date of two directors of Parent;

(iii) Parent Board Resolutions. A copy of the resolutions of Parent’s board of directors electing two directors as nominated by Sellers, effective as of the Closing Date;

(iv) Future Rights Agreement. A copy of the Future Rights Agreement, duly executed by Buyer;

(v) Schedule of Indebtedness. The Schedule of Indebtedness, duly signed by Parent;

(vi) Schedule of Bank Accounts. The Schedule of Bank Accounts, duly executed by Buyer.

(vii) Schedule A Update. A cope of the Schedule A Update, duly acknowledged and executed by Buyer;

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(viii) Good Standing Certificate. Certificate of good standing with respect to the Buyer, issued by the Secretary of State of the jurisdiction of its formation;

(ix) Nasdaq Listing. Evidence that a form of Nasdaq Listing of Additional Shares with respect to the Parent Shares was filed by Parent at least fifteen (15) days before the Closing Date and Nasdaq has closed its review of such filing or otherwise has made no comments to such filing;

(x) Company Board Resolutions. A copy of the resolutions of the Buyer’s board of directors, certified by the secretary of the Buyer as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Buyer is a party and the performance by the Buyer of its obligations hereunder and thereunder.

3. REPRESENTATIONS AND WARRANTIES OF EACH SELLER as to itself

Each Seller represents and warrants to Buyer as to itself, as of the date hereof and as of the Closing Date as follows:

3.1 Title to the Seller Shares Each Seller is the lawful owner, of record and beneficially of the Seller Shares identified as being sold by Seller in Schedule A and has good and marketable title to the Seller Shares, free and clear of all Encumbrances whatsoever. Except for this Agreement, there are no agreements or understandings between either such Seller and any other Person with respect to the acquisition, disposition or voting of or any other matters pertaining to the Seller Shares and no restriction on the voting rights and other incidents of record or beneficial ownership pertaining thereto. There are no Proceedings or Orders pending or, to the Knowledge of such Seller, threatened by or against such Seller relating to the Seller Shares.

3.2 Authority Such Seller has all requisite power and authority to execute, deliver and perform such Seller’s obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms.

3.3 Consents Required No consent, permit, approval, Order or authorization of or by, registration, declaration or filing with, or notification to any Governmental Body is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and consummation by such Seller of the transactions contemplated hereby.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS and the Company AS TO THE COMPANY

The Company and Sellers jointly and severally represent and warrant to Buyer and Parent as of the date hereof and as of the Closing Date as follows:

4.1 Organization and Good Standing.

(a) The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations in the Ordinary Course of Business and under its contracts. The Company is duly qualified to do business as a foreign company and is in good standing under the laws of each country, territory, state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

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(b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. Sellers and the Company have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other documents required to be delivered hereunder and to perform their obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

(v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

None of Sellers or the Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Capitalization. Each Seller is and will be on the Closing Date the record and beneficial owner and holder of the Seller Shares, free and clear of all Encumbrances. All the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

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4.4 Financial Statements Sellers have delivered to Buyer the unaudited consolidated balance sheets of the Company as at December 31, 2024 (the “Latest Balance Sheet”), and the related consolidated statements of income. Such financial statements fairly present the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved.

4.5 Books and Records The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct. The minute books of the Company contain accurate and complete records of all meetings held, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all those books and records will be in the possession of the Company.

4.6 Condition and Sufficiency of Assets The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

4.7 Accounts Receivable All accounts receivable of the Company that are reflected on the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Latest Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

4.8 Inventory All inventory of the Company, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

4.9 No Undisclosed Liabilities The Company have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Latest Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

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4.10 Taxes.

(a) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate and are at least equal to the Company’s liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Latest Balance Sheet.

(b) All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c) There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

(d) The Company has not received any notice that any of its Tax Returns has been examined by any Governmental Body within the past 6 years.

4.11 No Material Adverse Change Since the date of the Latest Balance Sheet, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

4.12 Compliance With Legal Requirements; Governmental Authorizations.

(a) The Company has been and is in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c) The Company has not received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d) Each Governmental Authorization held or required to be held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company is valid and in full force and effect.

(e) The Company has been and is in full compliance with all of the terms and requirements of each Governmental Authorization held or required to be held by it or that otherwise relates to the business of, or to any of the assets owned or used by, it;

(f) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization held or required to be held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, it, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization held or required to be held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, it;

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(g) The Company has not received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(h) All applications required to have been filed for the renewal of the Governmental Authorizations referred to above have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Company has been granted all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

4.13 Legal Proceedings; Orders.

(a) There is no pending Proceeding that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of each Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. Neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company. To the Knowledge of each Seller and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c) The Company is, in full compliance with of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject. No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject. The Company has not received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

4.14 Absence of Certain Changes and Events Since the date of the Latest Balance Sheet, the Company has conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of the Company;

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(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $200,000.00;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to the Company in excess of $200,000.00;

(i) material change in the accounting methods used by the Company; or

(j) agreement, whether oral or written, by the Company to do any of the foregoing.

4.15 Contracts; No Defaults.

Seller has delivered to Buyer copies, including all schedules, exhibits and amendments, of all Contracts to which the Company is a party or to which the business of the Company is subject involving either (a) obligations (contingent or otherwise) of, or the possibility of payments to, the Company in excess of $200,000.00, (b) actual or purported restrictions on the ability of the Company to compete in any line of business or with any Person or in any geographic area during any period of time, or (c) actual or purported restrictions on the prices the Company may charge for its products or services. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. The Company is not in material breach or violation of any Material Contract and no event has occurred which, with the giving of notice or the passage of time, would result in a default or violation thereunder. To each Seller’s and the Company’s Knowledge, no other party to any Material Contract is in material breach or violation of that Contract and no event has occurred which, with the giving of notice or the passage of time, would result in a default or violation thereunder. Seller and the Company have no reason to believe that there is a reasonable likelihood that any party to any Material Contract will be unable to or will choose to not comply with the terms of any Material Contract. The Company has not received from any party to a Material Contract any notice of any intention to terminate any Material Contract. All Contracts of the Company relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

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4.16 Insurance.

(a) Sellers have delivered to Buyer: true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the years preceding the date of this Agreement; insurance; and true and complete copies of all pending applications for policies of any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) All policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed; (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(c) None of Sellers or the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(d) The Company has paid all premiums due, and have otherwise performed all their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

(e) The Company has given notice to the insurer of all claims that may be insured thereby.

4.17 Employees.

No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (the “Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To each Seller’s Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

4.18 Labor Relations; Compliance The Company is not a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any relevant Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

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4.19 Intellectual Property.

(a) Intellectual Property Assets. The term “Intellectual Property Assets” includes: (i) fictional business names, trading names, registered and unregistered trademarks, service marks, and applications; (ii) all patents, patent applications, and inventions and discoveries that may be patentable; (iii) all copyrights in both published works and unpublished works; (iv) all rights in mask works; and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; owned, used, or licensed by the Company as licensee or licensor.

(b) Agreements. Seller has provided to Buyer copies of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $100,000.00 under which the Company is the licensee. There are no outstanding and no Threatened disputes or disagreements with respect to any such agreement.

(c) Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the Company’s businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. All former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

4.23 Certain Payments Neither the Company or director, officer, agent, or employee of the Company, or to each Seller’s or the Company’s Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.20 Disclosure.

(a) No representation or warranty of Seller in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to Seller that has specific application to Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as each Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement.

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4.21 Relationships With Related Persons None of Sellers or any Related Person of each Seller or of the Company has, or since January 1, 2024 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. None of Sellers or any Related Person of each Seller or of the Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. None of Sellers or any Related Person of each Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

4.22 Brokers or Finders Sellers have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.23 Investment Representations Each Seller represents and warrants to Buyer as follows:

(a) Seller is acquiring the Parent Shares for Seller’s own account, for investment and not for distribution or resale to others.

(b) Seller consents to the placement of a legend on any certificate or other document evidencing the Parent Shares substantially in the form set forth in Section 6.14 of this Agreement.

(c) Seller is not acquiring the Parent Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

(d) Seller has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

(e) Seller has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Parent Shares.

(f) Seller understands the various risks of an investment in the Parent Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Parent Shares.

(g) Seller has had access to Buyer’s publicly filed reports with the SEC and has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Buyer that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Parent Shares.

(h) Seller has been afforded the opportunity to ask questions of and receive answers concerning Buyer and the terms and conditions of the issuance of the Parent Shares.

(i) Seller is not relying on any representations and warranties concerning Buyer made by the Buyer or any officer, employee or agent of Buyer, other than those contained in this Agreement.

(j) Seller will not sell or otherwise transfer the Parent Shares unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

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(k) Seller represents that the address furnished on the signature page is the principal residence of Seller.

(l) Seller understands and acknowledges that the Parent Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Buyer that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

(m) Seller is an Accredited Investor as that term is defined in Regulation D of the Exchange Act, and is able to protect its interests in connection with the acquisition of the Parent Shares and can bear the economic risk of investment in such securities without producing a Material Adverse Change in respect of Seller’s financial condition. Seller has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of the investment in the Parent Shares.

Each Seller who is not a U.S. person further represents and warrants to Buyer as follows:

(n) Seller is not a U.S. person and is not purchasing the Parent Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

(n) Seller will make all subsequent offers and sales of the Parent Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, Seller will not resell the Parent Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

(o) Seller has no present intention to sell the Parent Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Parent Shares and is not acting as a distributor of such securities.

(p) Seller, its Affiliates nor any Person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Parent Shares at any time after the Closing Date through the Distribution Compliance Period.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

5.1 Organization and Good Standing. Buyer is a corporation organized, validly existing, and in good standing under the laws of the state of Delaware, USA.

5.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

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(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject or bound.

(c) No consent, permit, approval, Order or authorization of or by, registration, declaration or filing with, or notification to any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and consummation by Buyer of the transactions contemplated hereby, except for such filings as may be required to be made to NASDAQ in connection with the issuance of the Parent Shares to Sellers.

5.3 Certain Proceedings There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

5.4 Brokers or Finders Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF parent.

Parent represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

6.1 Nasdaq Listing

The Parent Shares, upon the issuance thereof to Sellers under this Agreement, will be duly authorized for listing on NASDAQ, subject to all necessary regulatory approvals.

6.2 SEC Filings

Parent has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC (the “SEC Filings”) since January 1, 2024.

6.3 Certain Proceedings.

Except as disclosed in the SEC Filings, there is no pending Proceeding that has been commenced against Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

6.4 Absence of Other Indebtedness.

Except as disclosed in the List of Indebtedness, Parent and the Other Subsidiaries do not have any outstanding Indebtedness.

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7. COVENANTS OF SELLER

7.1 Access and Investigation In order for the Buyer to have the opportunity to conduct its due diligence investigation regarding the business and affairs of the Company, between the date of this Agreement and March 5, 2025, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives (collectively, “Buyer’s Advisors”) full and free access to the Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request (such activities are hereinafter collectively referred to as the “Pre-Closing Due Diligence”).

7.2 Operation of the Businesses of the Company Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

(a) conduct the business of the Company only in the Ordinary Course of Business;

(b) not enter into (i) any transaction other than in the Ordinary Course of Business, (ii) any transaction which is not at arms-length with unaffiliated third Persons or (iii) any transaction with any Affiliate;

(c) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

(d) confer with Buyer concerning operational matters of a material nature; and

(e) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

7.3 Negative Covenant Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.13 is likely to occur.

7.4 Required Approvals As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, obtain any consents and approvals of, or effect the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Contemplated Transactions, to obtain any consent that may be required from a party to an agreement with the Company that may give such party a right to cancel such agreement as a result of the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, cooperate with Buyer with respect to all consents, approvals or filings that Buyer elects to make or obtain or is required by Legal Requirements to make or obtain in connection with the Contemplated Transactions.

7.5 Notification Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s or the Company’ representations and warranties as of the date of this Agreement, or if Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

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7.6 No Negotiation Until such time, if any, as this Agreement is terminated pursuant to Section 12, Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

(b) Public Announcements Sellers shall not issue any such press release or make any such public statement without the prior consent of Buyer, except as may be required by applicable law.

7.7 Stockholder Covenant Each Seller shall not (i) sell, transfer, assign, tender, create an Encumbrance upon or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, assignment, tender, Encumbrance or other disposition of any of the Sellers Shares or (ii) grant any proxies with respect to any of the Sellers Shares, deposit any of the Seller Shares into a voting trust or enter into a voting or option agreement with respect to any of the Sellers Shares.

7.8 Best Efforts Between the date of this Agreement and the Closing Date, each Sellers will use its Best Efforts to cause the conditions in Section 10 to be satisfied.

7.9 Release After the Closing Date, (a) none of Buyer, any Related Party of Buyer nor the Company will have any debt, obligation or liability to any Seller, and (b) each Seller on behalf of itself and all of its Related Parties, hereby, upon Closing, unconditionally releases and discharges Buyer, all of Buyer’s Related Parties and the Company from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from or in connection with such Seller’s ownership of the Company; provided, however, that nothing in this Section 7.9 shall terminate or release Buyer’s obligations to Seller under this Agreement.

7.10 Securities Laws; Restrictions on Transfers Each Seller acknowledges and understands that until such time as the same is no longer required under the requirements of the Securities Act or applicable state securities laws, the certificates representing the Parent Shares, and all certificates representing any securities issued in exchange thereof or in substitution therefor, will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY Acquiring THESE SECURITIES, AGREES FOR THE BENEFIT OF chijet motor COMPANY INC. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C)(2) OR (D) (OR IF REQUIRED BY THE CORPORATION, OR ITS TRANSFER AGENT, CLAUSE (B)) ABOVE, THE HOLDER HAS PROVIDED TO THE CORPORATION A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE SALE OF SUCH SECURITIES IS NOT REQUIRED TO BE REGISTERED UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

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8. post closing COVENANTS

8.1 Company’s Audited Financial Statements The Company shall, and the Sellers shall cause the Company to deliver to Buyer, the audited financial statements of the Company for the fiscal years ended December 31, 2023 and 2024, respectively within Seventy-One (71) days after the Closing Date.

8.2 Parent’s Annual Report Parent shall use it Best Efforts to file its annual report on Form 20-F for the fiscal year ended December 31, 2024 on or before April 30, 2025, including an audit report with an unqualified opinion or an unqualified opinion with emphasis of matter paragraph(s).

8.3 Company’s and Shareholders’ Continued Obligations

After the Closing, Parent shall, and Parent shall cause the Significant Shareholders of Parent, to continue to honor and perform their respective obligations under the Business Combination Agreement dated as of October 25, 2022 and the Contingent Value Rights Agreement dated as of June 1, 2023.

8.4 Pending Proceedings

After the Closing, Parent shall continue to defend all the Proceedings as disclosed in the SEC Filings.

8.5 Outstanding Warrants

After the Closing, Parent shall continue to honor and perform its obligations under all outstanding warrants.

8.6 Nasdaq Listing

After the Closing, Parent shall use its Best Efforts to maintain the listing of its Class A ordinary shares on NASDAQ.

8.7 Shareholder Equity

Parent shall use its Best Efforts to resolve the issue with respect to the negative shareholder equity in Parent’s financial statements.

9. Tax MAtters

9.1 Cooperation on Tax Matters Commencing on the Closing Date, Buyer, on the one hand, and Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, in each case, in respect of any period ending prior to or on the Closing Date.

9.2 Sales and Transfer Taxes All sales, transfer and other Taxes (including all stock transfer Taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Sellers, and Sellers shall, at each Seller’s own expense, file all necessary Tax Returns and other documentation with respect to all such sales and transfer Taxes.

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10. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

10.1 Accuracy of Representations.

All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of those representations and warranties (considered individually)(without giving effect to any qualification contained therein as to materiality, including the phrases “material”, “in all material respects” and “Material Adverse Change”), must have been accurate in all respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

10.2 Seller’s Performance All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all respects.

10.3 Authorization All action necessary to authorize the execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by each of them, and Sellers shall have full power and authority or capacity to enter into this Agreement and to consummate the transactions contemplated hereby on the terms provided herein.

10.4 Consents and Approvals Buyer shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by each Seller of this Agreement, for the consummation of the transactions contemplated hereby, and the continued conduct of the business of the Company as previously conducted, each in form and substance satisfactory to Buyer.

10.5 Government Consents, Authorizations, Etc All consents, authorizations, orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any Governmental Body, which are required for or in connection with the execution and delivery by the parties of this Agreement and the consummation by the parties of the transactions contemplated hereby and in order to permit or enable the Company to conduct their business after the Closing in substantially the same manner as previously conducted shall have been obtained or made, in form and substance reasonably satisfactory to Buyer, and shall be in full force and effect.

10.6 Additional Documents Each of documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 10, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions must have been delivered to Buyer.

10.7 No Proceedings Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

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10.8 No Claim Regarding Stock Ownership or Sale Proceeds There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

10.9 No Prohibition Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

10.10 Absence of Material Adverse Change Since the date of this Agreement, in the reasonable judgment of Buyer, there shall have been no Material Adverse Change in the assets, financial condition, operating results, customer, supplier or employee relations or liabilities of the Company including any material casualty loss or damage to the assets of the Company, whether or not covered by insurance.

11. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

11.1 Accuracy of Representations All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

11.2 Buyer’s Performance All the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

11.3 No Injunction There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

12. TERMINATION.

12.1 Termination Events This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) By Buyer if the results of the Pre-Closing Due Diligence are not to Buyer’s satisfaction, in its sole determination;

(b) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

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(c) (i) by Buyer if any of the conditions in Section 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

(ii) by Seller, if any of the conditions in Section 11 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with his obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(d) by mutual consent of Buyer and Seller; or

(e) either by Buyer or by Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2025 or such other date as the parties may agree upon.

12.2 Effect of Termination Each party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 14.1 and 14.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

13. INDEMNIFICATION; REMEDIES.

13.1 Survival; Right to Indemnification Not Affected By Knowledge All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

13.2 Indemnification and Payment of Damages by Seller Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller or the Company in this Agreement or any other certificate or document delivered by Seller or the Company pursuant to this Agreement;

(b) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

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(c) any Taxes owed by the Company relating to any period prior to the Closing Date; and

(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 13.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

13.3 Indemnification and Payment of Damages by Buyer Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

13.4 Procedure for Indemnification Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 13.2, or 13.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in Section 13.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 13 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

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(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

13.5 Procedure For Indemnification for Other ClaimsA claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

14. GENERAL PROVISIONS.

14.1 Expenses Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

14.2 Public Announcements Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

14.3 Confidentiality Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer’s request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

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14.4 Notices All notices, amendments, waivers, or other communications under this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent electronically, sent by nationally-recognized overnight or second day delivery courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company prior to Closing or Seller, to:

Name:	Too Express Group Inc.
Address:	880 3rd Ave, Floor 7, New York, NY10022
Attention:	Hao Han
Telephone:	+1 5169868668
Email:	TooExpress@yahoo.com

If to the Company following the Closing or Buyer, to:

Name:	Chijet Motor (USA) Company, Inc
Address:	251 Little Falls Drive, Wilmington, Delaware 19808
Attention:	Fan Dongchun
Telephone:	+86 15952763688
Email:	chijetmotorusa@163.com

If to Parent, to:

Name:	Chijet Motor Company, Inc
Address:	No. 8, Beijing South Road Economic & Technological Development Zone, Yantai, Shandong, CN-37 264006, People’s Republic of China
Attention:	Fan Dongchun
Telephone:	+86 15952763688
Email:	corp.office@chijetmotors.com

All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery electronically, on the date of that delivery if delivered during business hours on a Business Day or, if not delivered during business hours on a Business Day, the first Business Day thereafter, (ii) in the case of delivery by nationally-recognized overnight or second day delivery courier, on the Business Day delivered, and (iii) in the case of mailing, on the sixth Business Day following that mailing. A copy of any notice or other communication sent electronically shall also be sent on the same day by registered or certified mail (return receipt requested) or by nationally recognized overnight or second day delivery courier.

14.5 Further Assurances The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

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14.6 Waiver The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.7 Entire Agreement and Modification This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all the parties hereto.

14.8 Assignments, Successors, and no Third-Party Rights Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

14.9 Severability If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.10 Interpretative Matters, Construction Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (d) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation), (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules, Schedules Updates and Exhibits hereto) (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person and (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days.

(b) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, each party has been represented by legal counsel with respect to, and has had substantial input in, the drafting of this Agreement, and no rule of strict construction shall be applied against any party.

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14.11 Time of Essence With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.12 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even if under the State of New York’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE RELATED DOCUMENTS OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATED DOCUMENTS, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR HIMSELF OR ITSELF AND HIS OR ITS PROPERTY, TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY IN THE STATE OF NEW YORK, AND, EFFECTIVE AS OF THE CLOSING, TO THE JURISDICTION OF ANY OTHER COURT IN ANY OTHER JURISDICTION IN WHICH AN ACTION IS BROUGHT AGAINST A PARTY TO THIS AGREEMENT BY A THIRD PARTY ASSERTING A CLAIM AGAINST WHICH THE DEFENDANT IS ENTITLED UNDER THIS AGREEMENT TO BE INDEMNIFIED, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE OR FEDERAL COURT. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT SUCH PARTY MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY IN THE STATE OF NEW YORK OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE PRECEDING PARAGRAPH. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

14.13 Counterparts; Facsimile and Electronic Signatures This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures to this Agreement shall be acceptable and binding.

14.14 Representation by Counsel Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

Chijet Motor (USA) Company Inc.

By:
Name:
Title:

COMPANY:

TooExpress Group Inc.

By
Name:
Title:

Parent:

Chijet Motor Company Inc.

By:
Name:
Title:

SELLER:

By:
Name:
Address:

SELLER:

By:
Name:
Address:

SELLER:

By:
Name:
Address:

SELLER:

By:
Name:
Address:

SELLER:

By:
Name:
Address:

SELLER:

By:
Name:
Address:

Schedule A Schedule of Sellers